                            SCHEDULE 14C INFORMATION
 INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT
                            OF 1934 (AMENDMENT NO. )


Check the appropriate box:

[ ]      Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]      Definitive Information Statement

                        NATIONWIDE SEPARATE ACCOUNT TRUST
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)       Title of each class of securities to which transaction applies:

         -----------------------

2)       Aggregate number of securities to which transaction applies:

         -----------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

         -----------------------

5)       Total fee paid:
                         ------------------------------------------------------
[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:
                                -----------------------------------------------

2)       Form, Schedule or Registration Statement No.:
                                                      -------------------------

3)       Filing Party:
                       --------------------------------------------------------

4)       Date Filed:
                    -----------------------------------------------------------

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                        NATIONWIDE SEPARATE ACCOUNT TRUST
                             Three Nationwide Plaza
                              Columbus, Ohio 43215
                                 (800) 848-6331


December 23, 1999


Dear Nationwide Mid Cap Index Fund Shareholders:

         The enclosed information statement details a recent subadviser change for the Nationwide Mid Cap Index Fund, formerly known as Nationwide Select Advisers Mid Cap Fund (the "Fund"), a series of Nationwide Separate Account Trust (the "Trust"). Specifically, the Trust's Board of Trustees has selected The Dreyfus Corporation ("Dreyfus") to manage the Fund, replacing First Pacific Advisors, Inc., Pilgrim Baxter & Associates, Ltd., and Rice, Hall, James & Associates. The change was effective September 27, 1999.

The Board replaced the former subadvisers upon the recommendation of Villanova Mutual Fund Capital Trust, the Fund's investment adviser, and of Nationwide Advisory Services, Inc., the Fund's prior investment adviser. This recommendation was based on several factors, including:

         o the decision to change the Fund's investment strategy from an active management style to a more passive style which follows an index;
         o the Fund's historical performance compared to its benchmark and peer group; and
         o        Dreyfus' experience and success in managing index funds.

Ongoing advisory and subadvisory fees will be reduced under this new arrangement. Please read the enclosed document for additional information.

We look forward to continue serving you and the Fund in the future.

Sincerely,

James F. Laird, Jr.
Treasurer, Nationwide Separate Account Trust

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                          NATIONWIDE MID CAP INDEX FUND

                  A Series of Nationwide Separate Account Trust
                             Three Nationwide Plaza
                              Columbus, Ohio 43215

                              INFORMATION STATEMENT

The Board of Trustees of Nationwide Separate Account Trust (the "Board of Trustees") is furnishing this Information Statement to all owners of variable annuity contracts or variable life insurance policies ("Contract Owners") issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company (collectively, "Nationwide") who are entitled to give voting instructions to the shareholders of the Nationwide Mid Cap Index Fund, formerly known as Nationwide Select Advisers Mid Cap Fund (the "Fund"), a series of Nationwide Separate Account Trust (the "Trust"). The Information Statement is being provided in lieu of a proxy statement pursuant to the terms of an exemptive order the Trust received from the Securities and Exchange Commission. The order permits the Fund's investment adviser to hire new subadvisers and to make changes to existing subadvisory contracts with the approval of the Board of Trustees, but without obtaining shareholder approval.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

          This Information Statement will be mailed to Contract Owners on or about December 23, 1999.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust. The Trust, on behalf of the Fund, initially entered into an Investment Advisory Agreement with Nationwide Advisory Services, Inc. ("NAS") on November 1, 1997; on September 27, 1999, the investment advisory services being performed by NAS for the Fund were transferred to Villanova Mutual Fund Capital Trust (the "Adviser"), an entity under the common control with NAS. Shareholder approval was not required in order to transfer the investment advisory services from NAS to the Adviser because such transfer did not result in a change in the actual control or management of the Fund's investment adviser. Pursuant to the Investment Advisory Agreement, the Adviser selects the subadvisers for and/or manages the investments of the Fund and supervises the Fund's daily business affairs, subject to the supervision and direction of the Board of Trustees. The Adviser selects subadvisers it believes will provide the Fund with high quality investment services consistent with the Fund's investment objectives. The Adviser is responsible for the overall monitoring of the Fund's subadvisers.

The current subadviser for the Fund is The Dreyfus Corporation ("Dreyfus"). Dreyfus began serving as subadviser on September 27, 1999, following a decision by the Board of Trustees to (1) approve a change in the Fund's strategy from an active management strategy to a passive index strategy; (2) approve a new subadvisory agreement with Dreyfus; and (3) terminate the Fund's then current subadvisory agreements with First Pacific Advisors, Inc. ("First Pacific"),

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Pilgrim Baxters Associates, Ltd. ("Pilgrim Baxter") and Rice, Hall, James &
Associates ("Rice Hall"). The decision by the Board of Trustees to change the Fund's strategy and to replace First Pacific, Pilgrim Baxter and Rice Hall with Dreyfus, as well as other important information, is described in more detail below.

THE FUND'S ADVISER AND SUBADVISERS

As part of the Adviser's duties to select and supervise the Fund's subadvisers, the Adviser is responsible for communicating performance expectations and evaluations to the subadvisers and recommending to the Board of Trustees whether a subadviser's contract with the Trust should be renewed, modified or terminated. The Adviser regularly provides written reports to the Board of Trustees describing the results of its evaluation and monitoring functions. Prior to the transfer of the Investment Advisory Agreement, NAS provided these services to the Fund.

Prior to September 27, 1999 and the changes in the Fund's investment strategy, the Fund paid NAS a fee at the annual rate of 1.05% of the Fund's average daily net assets. NAS had agreed to voluntarily waive all or part of its fees and reimburse Fund expenses in order to limit the Fund's total operating expenses to not more than 1.20% of the Fund's average daily net assets on an annual basis. During the year fiscal ended December 31, 1998, NAS was entitled to receive from the Fund advisory fees in the amount of $74,540, of which $24,305 was waived or reimbursed.

In connection with the change in the Fund's investment strategy, effective September 27, 1999, the Fund's investment advisory fee decreased from 1.05% to 0.50% of the Fund's average daily net assets. In addition, the Adviser has agreed to voluntarily waive all or part of its fees and reimburse Fund expenses in order to limit the Fund's total operating expenses to not more than 0.65% of the Fund's average daily net assets on an annual basis. These fee waivers are voluntary and may be terminated at any time. Without waivers or reimbursements, total Fund expenses would be 1.00%. Had this lower fee been in effect during the fiscal year ended December 31, 1998, NAS would have been entitled to receive $35,495 from the Fund for its advisory services or 70.7% of what it actually received after fee waivers or reimbursements.

NAS and the Trust (acting on behalf of the Fund) entered into a subadvisory agreement with each of First Pacific, Pilgrim Baxter and Rice Hall (the "Former Subadvisers") pursuant to which each managed a portion of the Fund's assets in accordance with the Fund's investment objective and policies. With regard to the portion of the Fund's assets allocated to it by NAS, each Former Subadviser made investment decisions for the Fund and purchased and sold securities for the Fund. For the investment management services they provided to the Fund, each Former Subadviser received a fee from NAS in an amount equal to 0.65% on assets up to $50 million managed by such Subadviser and 0.50% an assets of $50 million or more managed by such Subadviser. During the year ended December 31, 1998, NAS paid the Former Subadvisers a total of $46,144.

RECOMMENDATION TO REPLACE SUBADVISERS

Since the Fund's inception in November 1997 through June 1999, the Fund had gained only $10 million in assets prompting NAS and the Adviser to review more closely the performance of the Former Subadvisers and the investment strategy of the Fund. This review was undertaken as part

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of the responsibility of the Fund's investment adviser to recommend to the Board of Trustees whether a subadvisory agreement should be terminated. NAS and the Adviser decided to recommend that the subadvisory agreements with the Former Subadvisers be terminated because such management had not attracted significant assets to the Fund, there had been significant personnel turnover at Pilgrim Baxter and the performance of the Fund lagged behind its benchmark and its peer group. As part of its analysis of the Fund's options. NAS and the Adviser considered that in their experience index funds had generally been well received by investors and that index funds also offer lower expenses and style purity. As part of this recommendation, the Adviser proposed a reduction of its investment advisory fee from 1.05% to 0.50% (on an annual basis) of the Fund's average daily net assets.

Upon completion of their analysis NAS and the Adviser decided to recommend that the investment strategy of the Fund be changed to a passive index strategy and that Dreyfus replace the Former Subadvisers. They based their decision to recommend Dreyfus on a number of factors, including Dreyfus' extensive experience with managing index funds, the performance of Dreyfus' own mid cap index fund, and their current relationship with Dreyfus as subadviser to the Nationwide S&P 500 Index Fund, a series of Nationwide Mutual Funds ("NMF").

BOARD OF TRUSTEES' CONSIDERATIONS

At a regular meeting of the Board of Trustees on August 13, 1999, the Board of Trustees reviewed NAS' and the Adviser's recommendations to change the investment strategy of the Fund, to hire Dreyfus as subadviser and to terminate the subadvisory agreements with the Former Subadvisers. The Board of Trustees reviewed a report that described in detail the basis for such recommendations and also reviewed the proposed decrease in the Fund's investment advisory fees and the proposed subadvisory agreement with Dreyfus. The Board considered the differences in subadvisory fees payable to the Former Subadvisers to those proposed to be paid to Dreyfus as follows:

                  Former Subadvisers
                  ------------------

                  0.65% on assets up to $50 million
                  0.50% on assets of $50 million or more

                  Dreyfus
                  -------

                  0.10% on assets up to $250 million
                  0.09% on assets of $250 million or more but less than $500 million
                  0.08% on assets of $500 million or more but less than $750 million
                  0.07% on assets of $750 million or more but less than $1 billion
                  0.05% on assets of $1 billion or more

The Adviser also pointed out that Dreyfus had been approved as a subadviser for the Nationwide Small Company Fund and Nationwide Small Cap Value Fund, two other series of the Trust, and Nationwide S&P 500 Index Fund, a series of NMF; each of these other funds are advised by the Adviser.

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Having carefully considered the Adviser's recommendations and the reasons for them, the Board of Trustees, including a majority of the Trustees who were not interested persons of the Adviser, the Former Subadvisers or Dreyfus, approved the change in the Fund's strategy, the termination of the subadvisory agreements with the Former Subadvisers and the appointment of Dreyfus to serve as a new subadviser to the Fund. The termination of the subadvisory agreements with the Former Subadvisers and the appointment of Dreyfus as a subadviser both took effect on September 27, 1999. The Board of Trustees also approved the form of the subadvisory agreement among the Adviser, the Trust (acting on behalf of the Fund) and Dreyfus and the amendment to the Investment Advisory Agreement between the Adviser and the Trust. In doing so, the Board of Trustees found that the compensation payable under the subadvisory agreement with Dreyfus and under the Investment Advisory Agreement with the Adviser was fair and reasonable in light of the services to be provided and the expenses to be assumed by Dreyfus and the Adviser, respectively, under such agreements.

COMPARISON OF SUBADVISORY AGREEMENTS

The subadvisory agreement with Dreyfus (the "New Agreement") is the same in all material respects as the subadvisory agreements with the Former Subadvisers (the "Former Agreements") except with respect to the fees payable thereunder. The Former Agreements took effect on November 1, 1997, and were approved by the Fund's initial shareholder on October 30, 1997. The Former Agreements have not been submitted for shareholder approval since then. A comparison of the fees under the Former Agreements and the New Agreement are set forth above under "BOARD OF TRUSTEES' CONSIDERATIONS."

The Former Agreements had a two-year term and continued automatically for successive one-year terms provided that their continuance was approved annually by the Board of Trustees. The New Agreement is the same except that its two year initial term began on September 27, 1999. Each Agreement can be terminated on 60 days' notice and both terminate automatically if they are assigned to anyone else.

The Adviser's responsibilities under the Former Agreements and the New Agreement are the same. Under each Agreement, the Adviser is responsible for assigning a portion of the Fund's assets to the subadviser and for overseeing the review of the performance of the subadviser. The duties of Dreyfus under the New Agreement are the same as the duties required of the Former Subadvisers under the Former Agreements. Dreyfus is required to manage the portion of the Fund's portfolio allocated to it (which constitutes all of the Fund's portfolio at this time) in accordance with the Fund's investment objective and policies, subject to the supervision and control of the Adviser and the Board of Trustees.

The brokerage provisions of the Former Agreements and the New Agreement are the same in all material respects. Under the Former Agreements, the Former Subadvisers were authorized to purchase and sell securities on behalf of the Fund through brokers or dealers and to negotiate commissions to be paid on such transactions. In doing so, the Former Subadvisers were required to use reasonable efforts to obtain the most favorable price and execution available but were permitted, subject to certain limitations, to pay brokerage commissions that were higher than

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
what another broker might have charged in return for brokerage and research services. The New Agreement contains provisions that are the same in all material respects.

The indemnification and liability provisions of the Former Agreements and the New Agreement are the same in all material respects except as described below. Under the Former Agreements, a Former Subadviser and its affiliates could not be held liable to the Adviser, the Trust, the Fund or the Fund's shareholders in the absence of willful misfeasance, bad faith or gross negligence on the part of the Former Subadviser or a gross disregard of its duties under the Former Agreement. The New Agreement contains provisions that are substantially the same except that liability of Dreyfus is limited to any error of judgment, mistake of law or loss suffered by the Adviser or Fund in connection with the New Agreement. The Former Agreements provided that nothing in such Agreements, however, relieved a Former Subadviser from any of its obligations under federal and state securities laws and other applicable law. The New Agreement does not contain such a provision.

Each Former Subadviser was required under its Former Agreement to indemnify the Adviser, the Trust and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of the Former Subadviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law. Dreyfus is required under the New Agreement to indemnify the Adviser, the Trust and their respective officers, directors and trustees for any liability or expenses sustained by them as a result of Dreyfus' willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties.

The foregoing description of the Former Agreements and the New Agreement is only a summary and is qualified in its entirety by reference to the text of the full agreements. Copies of the Former Agreements and the New Agreement are on file with the Commission. Copies of the Former Agreements and the New Agreement are available 1) in person at the Commission's Public Reference Room in Washington, DC; 2) by mail at the Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009 or 3) at the Commission's website - http://www.sec.gov.

OTHER INFORMATION ABOUT DREYFUS

Dreyfus, located at 200 Park Avenue, New York, New York 10166, was formed in 1947 and manages more than $120 billion in over 160 mutual fund portfolios. Dreyfus is the primary mutual fund business of Mellon Financial Corporation ("Mellon"), which is its ultimate parent. Mellon, located at One Mellon Center, Pittsburgh, PA 15258, is a global financial services company with approximately $2.5 trillion in assets under management, administration or custody, including approximately $450 billion under management. Mellon provides wealth management, global investment services and a comprehensive array of banking services for individuals, businesses and institutions.

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The following table sets for the name, address and principal occupation of
Dreyfus' principal executive officer and directors.

                                                                       PRINCIPAL OCCUPATION
NAME                           TITLE WITH DREYFUS                      AND ADDRESS*
----                           ------------------                      ---------------------
Mandell L. Berman              Director                                Retired

Burton C. Borgelt              Director                                Retired

Stephen E. Cantar              President, Chief Operating Officer,     Same as positions with Dreyfus
                               Chief Investment Officer and
                               Director

Christopher M. Condron         Chairman of the Board and Chief         Same as positions with Dreyfus
                               Executive Officer

Thomas F. Eggers               Vice Chairman - Institutional and       Same as positions with Dreyfus
                               Director

Steven G. Elliott              Director                                Senior Vice Chairman and
                                                                       Chief Financial Officer of
                                                                       Mellon Financial Corporation

Lawrence S. Kash               Vice Chairman and Director              Same as positions with Dreyfus

Martin G. McGuinn              Director                                Chairman and Chief Executive
                                                                       Officer of Mellon Financial
                                                                       Corporation

J. David Officer               Vice Chairman and Director              Same as positions with Dreyfus

Richard W. Sabo                Director                                President and Chief Executive
                                                                       Officer - Founders Asset
                                                                       Management LLC

Richard F. Syron               Director                                President and Chief Executive
                                                                       Officer - Thermo Election


*All of the above individuals can be contacted at 200 Park Avenue, New York, New York 10166, 8th floor.

Dreyfus currently serves as investment adviser to another fund which has investment objectives similar to those of the Fund: the Dreyfus MidCap Index Fund. As of November 30 ,1999, the Dreyfus MidCap Index Fund has net assets of approximately $297,056,601. In payment for its services as investment adviser to the Dreyfus MidCap Index Fund, Dreyfus receives an annual investment advisory fee of 0.25% of such Fund's average daily net assets.

ADDITIONAL INFORMATION

As of November 30, 1999, the Fund had issued and outstanding 1,390,252.138 shares of beneficial interest ("shares"). As of that date, to the Trust's knowledge, the following are the only persons who had or shared voting or investment power over more than 5% of the outstanding shares of the Fund:

                                             Amount and Nature of
         Name and Address                Voting and Investment Power
         ----------------                ---------------------------
Nationwide Variable Account - 9 of       Shared voting and investment power over
Nationwide Life Insurance Company        1,028,992.526 shares of the Fund representing
One Nationwide Plaza                     74.01% of the Fund's outstanding shares.
Columbus, Ohio 43215

Nationwide Life Insurance Company        Voting and investment power over 303,941.660
One Nationwide Plaza                     shares of the Fund representing 21.86% of the
Columbus, Ohio 43215                     Fund's outstanding shares.

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As of November 30, 1999, the officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund.

Although Contract Owners are not being asked to vote on the replacement of the Former Subadvisers with Dreyfus, the Trust is required by the rules of the Commission to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund's shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Contract Owners do not vote on such matters directly because they are not shareholders of the Fund, but they will be asked in the proxy statement to give voting instructions to those separate accounts of Nationwide that are shareholders of the Fund. These separate accounts will then vote the shares of the Fund attributable to the Contract Owners in accordance with the voting instructions received from the Contract Owners. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against or abstain) to those for which timely voting instructions have been received. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund's shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights is only a brief summary of these rights; whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to the Fund's shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Because the Fund is sold as an underlying mutual fund option in variable annuity and insurance products, the Fund has no principal underwriter. However, NAS provides marketing and wholesaling at no additional cost to the Fund. Villanova SA Capital Trust, an affiliate of the Adviser and NAS, serves as the Fund's administrator. The address for the Adviser, NAS and Villanova SA Capital Trust is Three Nationwide Plaza, Columbus, Ohio 43215.

No officer or Trustee of the Trust is an officer, employee, or director of Dreyfus, nor do any such officers or Trustees own securities issued by Dreyfus or have any other material direct or indirect interest in Dreyfus.

THE TRUST WILL FURNISH, WITHOUT CHARGE, A COPY OF THE TRUST'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS AND SEMI-ANNUAL REPORT TO SHAREHOLDERS SUCCEEDING THE ANNUAL REPORT, IF ANY, UPON REQUEST. SUCH REQUEST MAY BE MADE EITHER BY WRITING TO THE TRUST AT THE ADDRESS CONTAINED ON THE FIRST PAGE OF THIS INFORMATION STATEMENT OR BY CALLING TOLL-FREE (800) 848-

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0920. THE ANNUAL REPORT AND THE SEMI-ANNUAL REPORT WILL BE MAILED TO YOU BY
FIRST-CALL MAIL WITHIN THREE BUSINESS DAYS OF RECEIPT OF YOUR REQUEST.



                                             By Order of the Board of Trustees,



                                             Elizabeth A. Davin, Secretary



December 23, 1999


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